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EXHIBIT 14

                        CONSUMER PORTFOLIO SERVICES, INC.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

PREFACE

Senior Financial Officers fill an important role in corporate governance. As part of the corporate leadership of Consumer Portfolio Services, Inc. (the "Company"), Senior Financial Officers have both the responsibility and authority to protect, balance, and preserve the interests of all with a stake in the Company, including its shareholders, clients, employees, suppliers, and citizens of the communities in which its business is conducted. Senior Financial Officers fulfill this responsibility by prescribing and implementing the policies and procedures employed in the operation of the Company's financial organization, and by demonstrating the following:

     I. HONEST AND ETHICAL CONDUCT

          Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

          o Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the Company itself.
          o Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for a member of the financial organization, including Senior Financial Officers.
          o Provide a mechanism for members of the financial organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.
          o Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the financial organization.

     II.  FINANCIAL RECORDS AND PERIODIC REPORTS

          Senior Financial Officers will establish and manage the Company's transaction and reporting systems and procedures to ensure that:

          o Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Company financial policy.


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          o    The retention or proper disposal of Company records shall be in accordance with established internal financial policies and applicable legal and regulatory requirements.
          o Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

     III. COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

          Senior Financial Officers will establish and maintain mechanisms to:

          o Educate members of the financial organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the financial organization and the Company generally.
          o Monitor the compliance of the financial organization with any applicable federal, state or local statute, regulation or administrative rule
          o Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.



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